Exhibit 99.A1A

PHOTOMEDEX, INC.

OFFER TO EXCHANGE OUTSTANDING OPTIONS FOR COMMON STOCK

THE OFFER EXPIRES AT 5:00 P.M., U.S. PACIFIC STANDARD TIME (“PST”),
ON DECEMBER 30, 2010, UNLESS WE EXTEND THE OFFER

By this Offer to Exchange, PhotoMedex, Inc. (the “Company” or “we”) is offering its employees, directors and other third-party service-providers the opportunity to exchange their outstanding stock options with exercise prices greater than $10.00 (the “Eligible Options” or “Eligible Option Grants”) for shares of our Common Stock (the “Common Stock”). The exchange ratio of options cancelled to Common Stock to be issued out of the 2005 Equity Compensation Plan varies among the Eligible Options, depending on parameters that reflect the specific estimated value of the Eligible Option. Each offeree is receiving a schedule setting the number of shares of our Common Stock that are being offered for each discrete Eligible Option. The Eligible Options that are exchanged will be cancelled and restored to the Plan from which they were issued. The shares of Common Stock to be issued out of the 2005 Equity Compensation Plan will be registered under the Securities Act under Form S-8 for that Plan and therefore will be freely tradable once registered. If you are an offeree who is an “affiliate” of the Company, as described below, you may have some restrictions on when and how you can sell the shares of Common Stock. We are making the Offer on the terms described in this Offer to Exchange, as it may be amended from time to time.

The Offer will be open to all persons who hold options issued under the 2005 Equity Compensation Plan, the 2000 Non-Employee Director Stock Option Plan, the ProCyte 2004 Stock Option Plan (frozen since December 2005),  and the ProCyte 1996 Stock Option Plan (frozen since December 2005) that have exercise prices greater than $10.00 per share and who are employed by us (or on the Board of Directors) or otherwise providing third-party services for us as of the Commencement Date and as of the Expiration Date. The Commencement Date is December 2, 2010 and the Expiration Date is December 30, 2010, which is 20 business days after the Commencement Date (unless extended).

An election to exchange your options for shares of Common Stock is entirely voluntary and may be withdrawn at any time prior to the Expiration Date.

Shares of our Common Stock are quoted on the Nasdaq Global Market under the symbol “PHMD”. On December 1, 2010, the closing price of our common stock as reported on Nasdaq was $5.43. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options.

SEE “RISKS OF PARTICIPATING IN THE OFFER,” BELOW, FOR A DISCUSSION OF RISKS THAT YOU SHOULD CONSIDER WHEN DECIDING WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS FOR EXCHANGE.

Offer to Exchange Dated December 1, 2010

IMPORTANT

Your election to exchange your options is voluntary. You are free to keep your existing options. If you decide to participate in the Offer, you must properly complete, sign and submit to us the attached Election Form in accordance with its instructions, and we must receive such Election Form before 5:00 p.m. U.S. Pacific Standard Time (“PST”) on the Expiration Date (currently December 30, 2010, or on a later date if we extend the Offer). If you do not submit the Election Form by the stated time on the Expiration Date, you will be deemed to have rejected the Offer. Delivery of the Election Form must be by hand delivery to Davis Woodward (the “Exchange Administrator”) or fax to (215) 619-3209. Responses submitted by any other means, including email, U. S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. Responses delivered via hand delivery will only be deemed delivered when actually received by the Exchange Administrator. No late deliveries will be accepted.

The delivery of Election Forms is at your risk. The Company intends to confirm the receipt of your Election Form and/or any replacement Election Form by email within two U.S. business days. If you have not received an email confirmation that the Company has received your response, we recommend that you confirm that we have received your Election Form and/or any withdrawal form.

This transaction has not been approved or disapproved by the securities and exchange commission (the “sec”), nor has the sec passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

Our Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors. You should consult your personal advisors if you have questions about your financial and/or tax situation. If you have any questions about the Offer that are not answered by this Offer to Exchange and other documents related to the Offer, or if you would like to request additional copies of these materials or assistance completing required documentation, please contact the Exchange Administrator at (215) 619-3278.

Although our board of directors has approved the offer, neither we nor our board of directors makes any recommendation as to whether or not you should exchange your options, nor have we authorized any person to make any such recommendation. We have not authorized anyone to give you any information or to make any representation in connection with the offer other than the information and representations contained in this offer to exchange and documents to which we have referred you.  if anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us. You are urged to evaluate carefully all of the information in this offer to exchange and documents to which we have referred you and to consult your own legal, investment and/or tax advisors. You must make your own decision whether to exchange your options.

You should not assume that the information provided in this offer to exchange is accurate as of any date other than the date of this offer to exchange. This offer to exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

GLOSSARY

The following are definitions of some terms used in this Offer:

2005 Equity Compensation Plan means the Company’s 2005 Equity Compensation Plan. This is one of the plans under which some of the Eligible Options had been issued.

2000 Non-Employee Director Stock Option Plan means the Company’s 2000 Non-Employee Director Stock Option Plan. This is one of the plans under which some of the Eligible Options had been issued.

Other Frozen Plans means the plans of ProCyte Corporation which were assumed by PhotoMedex in March 2005 and which have ceased to issue options since December 2005. The plans include the ProCyte 2004 Stock Option Plan and the ProCyte 1996 Stock Option Plan.

Eligible Options or Eligible Option Grants mean Options issued under the Eligible Plans which have exercise prices greater than $10.00 per share of the Company.

Eligible Participants means optionees under the Eligible Plans who are active employees, directors or third-party service-providers as of the Commencement Date and remain such as of the Expiration Date.

Eligible Plans means the 2005 Equity Compensation Plan, the 2000 Non-Employee Director Stock Incentive Plan, and the Other Frozen Plans.

Commencement Date means the date the Offer is first being made, which is December 2, 2010.

Expiration Date means the date that the Offer will expire, which is currently set to be at 5:00 p.m., PST, on December 30, 2010, unless we extend the Offer to a later time and/or date.

Fair Market Value means the closing price of our Common Stock as reported on the Nasdaq Global Market on the trading date first following the Expiration Date (or, if no sales are reported on that date, then the closing price of our Common Stock on the first trading date prior thereto on which there is a reported sale).

Common Stock means the shares of our Common Stock issued pursuant to the Offer.

Offer means the offer to exchange shares of Common Stock for outstanding eligible options.

Offerees means Eligible Participants who hold Eligible Options.

Schedule TO means the Tender Offer Statement filed by us with the SEC in connection with the Offer.

SEC means the United States Securities and Exchange Commission.

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following is a summary of the material terms of the Offer and addresses some of the questions that you may have about the Offer. We urge you to read carefully the remainder of this Offer to Exchange, because the information in this summary is not complete and additional important information is contained in the remainder of this Offer to Exchange. We have included cross-references to the relevant sections under the caption “The Offer” of this Offer to Exchange where you can find a more detailed discussion of the topics discussed in this summary.

Summary of Material Terms of the Offer

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Offer. We are offering active employees, directors and other third-party service-providers (the “Offerees” or “eligible participants”) the opportunity to exchange their options which have exercise prices above $10.00 per share for shares of Common Stock (the “eligible options”or “eligible options grants”). An Offeree who accepts the Offer will receive shares of Common Stock for each discrete eligible option being exchanged hereunder which is equal to the number of Shares set forth on Schedule A.  Thus, for example, if you exchange eligible options granted on February 17, 2009 covering 1,000 shares with an exercise price of $12.30 per share, you would receive 671 shares of Common Stock (i.e., 1,000 multiplied by 0.6711, the applicable exchange ratio, rounded down). Only those options that have exercise prices greater than $10.00 per share and that have been issued out of Eligible Plans are eligible for the Offer (See Section 1, Eligible Employees; Options; Expiration Date)

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Eligible Participants. The Offer will be open to all employees, members of the Board of Directors and other third-party service-providers  who hold options issued under the Eligible Plans that have exercise prices greater than $10.00 per share and who were actively providing services to the Company as of the Commencement Date and as of the Expiration Date. (See Section 1, Eligible Employees; Options; Expiration Date)

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Voluntary Participation; Exchange. Your participation in the Offer is voluntary. In exchange for the options you surrender, you will receive shares of Common Stock equal to offered number of shares of Common Stock for each discrete Eligible Option that are being exchanged. (See Section 1, Eligible Employees; Options; Expiration Date)

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Exchange Ratio. The exchange ratio for options varies based upon the parameters applicable to each discrete Eligible Option. (See Section 1, Eligible Employees; Options; Expiration Date and Section 8, Exchange Ratio):

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Common Stock. Each share of Common Stock will be issued in certificate form as of the first trading day following the Expiration Date and will be delivered in January 2011. We intend that the Common Stock will be registered under the Securities Act, and therefore should be freely tradable once registered. If you are an “affiliate” of the Company, as described below, you may have restrictions on when you can trade the shares.  The certificate representing the Common Stock will bear a legend referring to this restriction if the shares have not already been registered by the date when the shares are issued to you. (See Section 1,  Eligible Employees; Options; Expiration Date and Section 9, Source and Amount of Consideration; Terms of Common Stock)

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Other Terms and Conditions of Common Stock. Common Stock issued in the Offer will be granted pursuant to the PhotoMedex 2005 Equity Compensation Plan. An eligible participant is not required to pay any monetary consideration to receive shares of Common Stock in the exchange. All other terms and conditions of the Common Stock issued in the Offer will be substantially the same as those that apply generally to Common Stock granted under the PhotoMedex 2005 Equity Compensation Plan. (See Section 9, Source and Amount of Consideration; Terms of Common Stock)

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Affiliates of PhotoMedex. Persons who are “affiliates” of PhotoMedex are subject to additional restrictions on sales of shares of Common Stock. Generally, an “affiliate” of PhotoMedex is a member of the Board of Directors, an executive officer or a principal stockholder. (See Section 9, Source and Amount of Consideration; Terms of Common Stock).

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Election to Accept the Offer. To make your election to accept the Offer, you must properly complete, sign and deliver an Election Form to us before the Expiration Date in accordance with the procedures described in the Offer. The Expiration Date of the Offer is currently set at December 30, 2010, but we may extend the expiration of the Offer to a later date. You may withdraw or re-accept the Offer at any time prior to the Expiration Date by completing and delivering a replacement Election Form in accordance with the election procedures. You may not withdraw or re-accept the Offer after the Expiration Date. (See Section 3, Procedures, and Section 4, Change in Election)

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Conditions to the Offer. This Offer is subject to a number of conditions. If any of the conditions to which this Offer is subject occurs, we may terminate or amend the Offer, or we may postpone or forego our acceptance of any eligible options for exchange. (See Section 6, Conditions of the Offer)

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Trading Price for Our Common Stock. Shares of our Common Stock are traded on the Nasdaq Global Market under the symbol “PHMD”. We recommend that you obtain current market quotations for our Common Stock before deciding whether to exchange your eligible options. (See Section 7, Price Range of Common Stock)

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Tax Consequences. We believe that you will recognize taxable income upon receipt of the Common Stock, based on the fair market value of the Common Stock on the date of issuance, and it will be subject to applicable income and employment tax withholding. We may elect to deduct from the shares of Common Stock that would otherwise be issued in the exchange the appropriate number of whole shares, valued at their then fair market value, to satisfy our tax withholding obligations at the applicable minimum statutory withholding rate. Alternatively, if you are an employee, we may require you to satisfy the applicable tax withholding requirements through payroll withholding or otherwise. (See Section 13, Material U.S. Federal Income Tax Consequences) The foregoing summary of the U.S. federal income tax consequences of the option exchange program under current law is not intended to be exhaustive and, among other considerations, does not describe state, local or international tax consequences.

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Amendment and Termination. As long as we comply with applicable laws, we may amend or terminate the Offer in any way. We will notify you if we amend or terminate the Offer. We may be required to extend the Offer in the event we materially change the terms of the Offer. (See Section 14, Extension of the Offer; Termination; Amendment)

Questions and Answers

Q1	What is the Offer?

A1
The Offer is a voluntary stock option exchange program permitting eligible participants to exchange options for Common Stock to be granted under the PhotoMedex 2005 Equity Compensation Plan. The Common Stock is expected to be issued in January 2011, shortly after the Expiration Date of the Offer. Your participation in the Offer is voluntary; you may either keep your current options at their current exercise prices or cancel those options in exchange for Common Stock.

Q2	Why is PhotoMedex making the Offer?

A2
Like many technology companies, our stock price has suffered severe declines and experienced significant volatility during the last several years. Consequently, many of our optionees hold options with exercise prices significantly higher than the current market price of our Common Stock. As of November 18, 2010, we had, under all plans, outstanding options to purchase approximately 139,242 shares, with exercise prices ranging from $5.70 to $236.46 per share, while the closing price of our Common Stock on the Nasdaq Global Market on November 18, 2010 was $5.76 per share.

We believe that options that have exercise prices greater than $10.00 per share are sufficiently “out of the money” that they are no longer effective as performance and retention incentives, and that to enhance long-term stockholder value we need to maintain competitive employee compensation and incentive programs. An equity stake in the success of the Company is a critical component of these programs. We believe the Offer will provide us with an opportunity to restore for employees the ability to participate economically in our future growth and success. In addition, because the Common Stock will cover fewer shares of our Common Stock than the options tendered for exchange, we believe the Offer will result in a significant reduction in the number of our shares that are subject to outstanding awards and mitigate the potentially dilutive effect that our equity incentive program may have on our stockholders.

Using the Black Scholes pricing model, we valued each eligible option according to parameters specific to its issue date, and other general parameters prevailing as of November 18, 2010.  Based on the fair value of each option under this model, we set the exchange ratio of cancelled options to issued shares with the aim that the fair value of the cancelled options would approximate the fair value of the issued shares.

Q3	Why can’t I just be granted additional options?

A3
We strive to balance the need for a competitive compensation package for our employees with the interests of our stockholders. We believe that the Offer will permit us: (i) to provide the incentives to our employees that were intended when the options were initially granted, and (ii) to meaningfully reduce the number of our shares that are subject to outstanding options that have high exercise prices and may be viewed by our stockholders as potentially dilutive. In designing the terms of the Offer and recommending its approval by our Board of Directors, our Compensation Committee took into account its philosophy of shifting from the exclusive use of stock options to using a mix of stock options and other equity-based incentives, such as Common Stock, to provide long-term equity incentives to our employees. By granting replacement awards consisting of Common Stock rather than new, at-the-money stock options, our Compensation Committee seeks to strengthen our equity-based retention incentives, while further aligning our existing equity compensation programs with our compensation philosophy.

Q4	What options may I exchange as part of this program?

A4
Any options having an exercise price greater than $10.00 per share and which are held by an active PhotoMedex employee, director or third-party service-provider and granted under the Eligible Plans may be exchanged for Common Stock.

Q5	May I tender options that I have already exercised?

A5
No. The Offer only permits the exchange of outstanding eligible options, and does not apply in any way to shares purchased, whether upon the exercise of options or otherwise (including purchases via the open market).

Q6	How many shares of Common Stock will I receive for the options that I exchange?

A6
You will receive that number of shares per each discrete Eligible Option that are set forth on Schedule A, pursuant to the applicable exchange ratio. For grants made on 12/13/2000; 01/02/2001; 03/12/2001; 05/23/2001; 11/28/2001; 01/02/2002; 05/20/2002; and 05/21/2002, the fair value of an option is negligible, and therefore a single replacement share of Common Stock will be offered for any such eligible option grant.

Q7	If I elect to participate in the Offer, is it possible that my cancelled options would have ultimately been more economically valuable than the Common Stock I received in exchange for them?

A7
Yes. If the price of our Common Stock increases after the date on which your options are cancelled, those cancelled options might prove to have been worth more than the Common Stock that you receive in exchange for them. For example, if you exchange eligible options granted on February 17, 2009 covering 1,000 shares with an exercise price of $12.30 per share, you would receive 671 shares of Common Stock valued hypothetically at $5.76 per share (i.e., 1,000 multiplied by 0.6711, the applicable exchange ratio, rounded down). Assume, for illustrative purposes only, that two years after the issuance of the Common Stock the fair market value of our Common Stock has increased to $30.00 per share. Under this example, if you had kept your exchanged options, exercised them, and sold the underlying shares at $30.00 per share, you would have realized a pre-tax gain of $17,700 (i.e. 1,000 shares x $17.70, which is the difference between the selling price of $30.00 and the exercise price of $12.30), but if you had exchanged your eligible option for 671 shares of Common Stock and sold the shares at $30.00 per share, you would only realize a pre-tax gain of $16,265 (i.e. 671 shares x ($30.00 sales price – $5.76 basis)).

Q8	When will I receive my Common Stock?

A8
If you are eligible and participate in the Offer, your Common Stock will be issued and valued as of the trading day following the Expiration Date, but will be delivered to you in early January 2011, in which month it will be taxable to you if you are a cash basis of accounting.

Q9	Is the Common Stock I receive subject to vesting?

A9
No. Shares of Common Stock issued in the Offer will be completely vested at the time they are issued. Furthermore, we expect that the Common Stock will be registered under the Securities Act and therefore should be freely tradable once so registered. If, however, you are an “affiliate” of the Company, as described elsewhere herein, there may be further restrictions before you can sell the shares received in the exchange.

Q10	What are the other terms and conditions of my Common Stock?

A10
Common Stock issued in the Offer will be granted pursuant to the PhotoMedex 2005 Equity Compensation Plan. A participant is not required to pay any monetary consideration to receive shares of Common Stock. All other terms and conditions of the Common Stock issued in the Exchange Program will be substantially the same as those that apply generally to new grants of Common Stock under the 2005 Equity Compensation Plan.

Q11	Are there conditions to the Offer?

A11
Yes. The Offer is subject to certain conditions, including the conditions described under the caption “The Offer” in Section 6, Conditions of the Offer, which you should read carefully. However, the Offer is not conditioned on a minimum number of employees and other participants accepting the Offer or a minimum number of options being exchanged.

Q12	Are there any eligibility requirements I must satisfy in order to receive the Common Stock? What happens if my employment terminates during the Offer?

A12
In order to receive Common Stock, you must be employed by us (including employees on a leave of absence) as of the Commencement Date and you must remain continuously employed by us (or be on a leave of absence protected by statute) through the Expiration Date. If your employment with us terminates for any reason after you tender your eligible options but prior to the date the shares of Common Stock are issued in exchange for the options you tendered, you will not be permitted to exchange your options, and your election to tender your options will be disregarded. In that case, you will continue to hold your options subject to their existing terms (including, without limitation, the vesting provisions of your options and any applicable period following termination of employment in which you must exercise your options). The Offer is not a promise of continued employment for any length of time. Except where you may have a written employment agreement for a specified period of time, your employment is “at-will” and the Offer does not change the “at-will” nature of your employment. Your employment may be terminated by us or by you at any time, including prior to the Expiration Date, for any reason, with or without cause.

Q13	Are employees who tender their options and are on a leave of absence on the date the shares of Common Stock are issued eligible to participate?

A13
If you tender your options and they are cancelled in the Offer and, on the date shares of Common Stock are granted, you are on a leave of absence protected by statute, then you will be entitled to receive the shares of Common Stock. If, however, on the date shares of Common Stock are issued, you are on a leave that is not protected by statute, then the shares of Common Stock will be issued on the date, if any, that you return to regular employment with us.

Q14	How should I decide whether or not to participate?

A14
We understand that this will be a challenging decision for everyone. The Offer does carry considerable risk, and there are no guarantees regarding our future stock performance. We recommend that you evaluate current market quotes for our Common Stock and consider the terms and conditions of the Offer as well as the risks and uncertainties discussed under the caption “Risks of Participating in the Offer,” among other factors, before deciding whether to elect to exchange your eligible options. However, the decision to participate must be your personal decision, and it will depend largely on your assumptions about the future overall economic environment, our stock price and our business and your desire and ability to remain our employee until the Expiration Date. We cannot and will not advise you on the decision to participate in the Offer, and we have not authorized anyone to make any recommendation on our behalf as to your decision.

Q15	How does the Offer work?

A15
On or before the Expiration Date (which we currently expect to be December 30, 2010), you may decide to exchange your options for Common Stock by following the procedures described in this Offer to Exchange and in the Election Form.

Q16	What if my options are not currently vested? Can I exchange them?

A16
Yes. Your options do not need to be vested in order for you to exchange them in the Offer. All options are treated equally, irrespective of vesting. However, the option must have an exercise price that is greater than $10.00.

Q17	If I elect to exchange my options, do I have to exchange all of my options or can I just exchange some of them?

A17
You may exchange some of your options and retain the remaining options you hold. However, if you elect to exchange, you must surrender all options held by you that have the same grant number (i.e., the same grant date and exercise price); you cannot exchange part of the options with the same grant number and keep the balance.

Q18	Will I be required to give up all of my rights under the cancelled options?

A18
Yes. Once we have accepted your exchanged options, they will be cancelled and you will no longer have any rights thereunder. We intend to cancel all exchanged options effective on the Expiration Date. (See Section 6, Conditions of the Offer, under the caption “The Offer”).

Q19	Will the terms and conditions of my Common Stock be the same as my exchanged options?

A19
No. Shares of Common stock are a different type of award than stock options, and so the terms and conditions of your Common Stock will necessarily be different from those applicable to your options. Your Common Stock will be granted under the PhotoMedex 2005 Equity Compensation Plan. The shares will be fully vested upon issuance. As soon as the shares are registered under a Form S-8 for the Plan, you will be able to sell them, subject of course to restrictions under the Company’s Securities Trading Policy and its prohibitions against trading on material non-public information. If, however, you are an “affiliate” of the Company, there may be other restrictions on your sale of the shares. (See Questions & Answers 10 and 11).

Q20	Will I have to pay taxes if I participate in the Offer?

A20
If you participate in this Offer, you will recognize taxable income equal to the value of the shares received, and we will have a corresponding deduction at the time you recognize income. We anticipate that you will receive the shares in January 2011, shortly after the Expiration Date. When shares of Common Stock are delivered to you, you must make adequate provision for any sums required to satisfy applicable federal, state, local and foreign tax withholding obligations.

We may require you to satisfy the applicable tax withholding requirements for Federal, State and local income tax and other taxes through payroll withholding or otherwise. Alternatively, we may elect to deduct from the Common Shares the appropriate number of whole shares, valued at their fair market value as of the day after the Expiration Date, to satisfy our tax withholding obligations for Federal, State and local income tax and other withholding obligations at the applicable minimum statutory withholding rate. There are no withholding requirements for directors and third-party service-providers.

If you are an affiliate of the Company and are statutorily subject to substantial risk of forfeiture of the shares, you may file a Section 83 election with the Internal Revenue Service for the purpose of establishing and reporting the fair market value of the shares of Common Stock you receive. (See Section 13, Material U.S. Federal Income Tax Consequences, under the caption “The Offer”).

We will determine the fair market value of the shares based on closing price of our Common Stock on the day following the Expiration Date, but the shares will not be delivered to you until January 2011. The ordinary income resulting from the receipt of the shares of Common Stock will be reflected in the applicable Form W-2 (in the case of employees) or Form 1099 (in the case of directors and third-party service-providers) reported to the Internal Revenue Service for 2011. In the case of employees, at the time that you recognize ordinary income, you will have an income and employment withholding tax obligation with respect to that income, much like the obligation that arises when we pay your salary.

You are urged to consult with your personal financial and tax advisors before making a decision on the Offer.

Upon a sale of the Common Shares, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the date of issuance, will be taxed as a capital gain or loss. Such gain or loss will be long-term if the recipient held the shares for more than one year following their grant date.

The foregoing summary of the U.S. federal income tax consequences of the option exchange program under current law is not intended to be exhaustive and, among other considerations, does not describe state or local tax consequences. You should consult with your own tax advisor to determine the personal tax consequences to you of participating in the Offer.

Q21	What if my employment is terminated prior to the Expiration Date?

A21
If you elect to exchange eligible options, your election will become irrevocable as of the Expiration Date. Therefore, if your employment with us terminates for any reason, including voluntary resignation, retirement, involuntary termination, layoff, death or disability, after you tender your options but prior to the Expiration Date, you are not eligible to participate in the Offer, and your election to tender your options will be disregarded. In that case, you will continue to hold your options subject to their existing terms (including, without limitation, the vesting provisions of your option and any applicable period following termination of employment in which you must exercise your option).

Q22	What do I need to do to exchange my options?

A22
To exchange your options, you must complete and submit the Election Form to the Exchange Administrator by the Expiration Date, which is expected to be 5:00 p.m., U.S. Pacific Standard Time, on December 30, 2010. The Election Form must be actually received by the Exchange Administrator by the Expiration Date in order for your election to be effective. If you are an employee on a leave of absence as of the Commencement Date, the Exchange Administrator will send to you an Election Form and the attached Information Sheet. Delivery will be deemed made only when actually received by the Exchange Administrator via the methods of delivery described above. No late deliveries will be accepted. We may reject any options if we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the options.

Q23	What is the deadline to elect to participate in the Offer?

A23
You must deliver your Election Form to the Exchange Administrator via hand delivery or facsimile to (215) 619-3209 by 5:00 p.m. PST, on the Expiration Date, which is expected to be December 30, 2010. This is a one-time offer, and we plan to strictly enforce the election period. Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time.

Q24	Can I change my election? How often?

A24
Yes. You can change your election at any time by either delivering a replacement Election Form to the Exchange Administrator via hand delivery or facsimile to (215) 619-3209 prior to the Expiration Date. There is no limit to the number of times you can change your election prior to the Expiration Date. However, the last Election Form you deliver prior to the Expiration Date in accordance with the procedures outlined above will determine your election decision.

Q25	What will happen if I don’t turn in my form by the deadline?

A25
If you do not submit an effective Election Form prior to the Expiration Date, you cannot participate in the Offer. The delivery of Election Forms is at your risk. Delivery will be deemed made only when actually received by PhotoMedex via the methods of delivery described above. No late deliveries will be accepted.

Q26	Will I receive a confirmation of my election?

A26
Yes. After you deliver an Election Form, the Exchange Administrator intends to confirm by email within two U.S. business days, indicating that we have received your Election Form and stating where you can find information regarding the Common Stock that you are eligible to receive pursuant to the Offer. Similarly, after you deliver a Replacement Election Form, the Exchange Administrator intends to confirm the receipt of any replacement form by email within two U.S. business days. You should print these email confirmations and keep them with your records.

Q27	What if I don’t accept the Offer?

A27
The Offer is completely voluntary. You do not have to participate, and there are no penalties for electing not to participate in the Offer. If you do not participate, you will retain your options on their current terms and conditions

Q28	Where do I go if I have additional questions about the Offer?

A28	Please direct your questions to the Exchange Administrator, at (215) 619-3278.

RISKS OF PARTICIPATING IN THE OFFER

Participating in the Offer involves a number of risks, including those described below. This list and the risk factors under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC, highlight the material risks relating to the Company. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding whether or not to participate in the Offer.

Economic Risks

If the price of our Common Stock increases after the date on which your options are cancelled, your cancelled options might have been worth more than the Common Stock that you receive in exchange for them.

If the price of our common stock increases after the date on which your options are cancelled, those cancelled options might prove to have been worth more than the Common Stock that you receive in exchange for them.

For example, if you exchange eligible options granted on February 17, 2009 covering 1,000 shares with an exercise price of $12.30 per share, you would receive 671 shares of Common Stock valued hypothetically at $5.76 per share (i.e., 1,000 multiplied by 0.6711, the applicable exchange ratio, rounded down). Assume, for illustrative purposes only, that two years after the issuance of the Common Stock the fair market value of our common stock has increased to $30.00 per share. Under this example, if you had kept your exchanged options, exercised them, and sold the underlying shares at $30.00 per share, you would have realized a pre-tax gain of $17,700 (i.e. 1,000 shares x $17.70, which is the difference between the selling price of $30.00 and the exercise price of $12.30), but if you had exchanged your eligible option for 671 shares of Common Stock and sold the shares at $30.00 per share, you would only realize a pre-tax gain of $16,265 (i.e. 671 shares x ($30.00 sales price – $5.76 basis)).

If we are acquired by or merge with another company, your cancelled options might have been worth more than the Common Stock that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our Common Stock. Depending on the structure and terms of this type of transaction, employees who elect to exchange their options in the Offer might be deprived of the benefit of the appreciation in the price of our Common Stock resulting from the merger or acquisition. This could result in a greater financial benefit for those employees who did not participate in the Offer and retained their options.

Tax-Related Risks

If you participate in this Offer, you will recognize ordinary income for the exchange on your 2011 income tax return equal to the value of the shares of Common Stock received, and we will generally have a corresponding deduction at the time you recognize income. When shares of Common Stock are delivered to you, you must make adequate provision for any sums required to satisfy applicable Federal, State, local and foreign tax withholding obligations. We may require you to satisfy the applicable tax withholding requirements for Federal, State, local and foreign income tax and other taxes through payroll withholding or otherwise. Alternatively, we may elect to deduct from the shares of Common Stock that would otherwise be issued in settlement of Common Stock the appropriate number of whole shares, valued at their then fair market value, to satisfy our tax withholding obligations at the applicable minimum statutory withholding rate.

Business-Related Risks

In addition to the risks discussed above, you should carefully review the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 23, 2010, as well as the information provided in this Offer to Exchange, in the Company’s Proxy Statement (i.e. Schedule DEF 14A) filed September 28, 2010 with the SEC, and other materials that we have filed with the SEC, before making a decision on whether or not to tender your options. These documents are available free of charge (i) at the SEC’s website at http://www.sec.gov, (ii) by directing a written request to: PhotoMedex, Attention: Investor Relations, 147 Keystone Drive, Montgomeryville, PA 18936. See Section 17, Additional Information, for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

THE OFFER

1.	ELIGIBLE EMPLOYEES; ELIGIBLE OPTIONS; EXPIRATION DATE.

We are offering to exchange shares of Common Stock of PhotoMedex for options previously issued to employees, directors and other service-providers under the Eligible Plans. The Offer is made only to current employees, directors and third-party service-providers of PhotoMedex (the “eligible participants”).

    The Offer applies to all outstanding options that were granted to eligible participants under the Eligible Plans that have an exercise price of greater than $10.00 per share (the “eligible options”). As of November 18, 2010, options covering approximately 117,290 shares of our Common Stock were outstanding under the Eligible Plans and held by eligible participants, and these eligible participants held options on 69,562 shares of our Common Stock that had exercise prices greater than $10.00 per share.

Your participation in the Offer is voluntary. If you are eligible, and desire to participate in the Offer, you must surrender for exchange all options held by you that have the same grant number (i.e., the same grant date and exercise price); you cannot exchange part of the options with the same grant number and keep the balance. The Offer is subject to the terms and conditions described in Section 6, Conditions of the Offer of this Offer to Exchange, as it may be amended from time to time. We will only accept options that are properly exchanged and not validly withdrawn in accordance with Section 5, Acceptance of Options for Exchange and Cancellation and Issuance of Common Stock, before the Offer expires on the Expiration Date.

The ratio of shares subject to options cancelled to Common Stock issued varies according to underlying parameters of the eligible options, and the fair value of the eligible options estimated under the Black Scholes pricing model. As soon as the Common Stock to be issued has been registered under Form S-8 under the Securities Act, you should generally be free to trade in the shares, subject to the Company’s Securities Trading Policy. If, however, you are an “affiliate” of the Company, as described below, you may have other restrictions on when and how you may sell or otherwise transfer the shares. If you exchange your options, then your Common Stock will be granted under the PhotoMedex 2005 Equity Compensation Plan.

If your employment with us terminates for any reason after you tender your options but prior to the date the shares of Common Stock are granted in exchange for the options you tendered, you will not be permitted to exchange your options, and your election to tender your options will be disregarded. In that case, you will continue to hold your options subject to their existing terms (including, without limitation, the vesting provisions of your option and any applicable period following termination of employment in which you must exercise your option).

The Offer is not a promise of continued employment for any length of time. Except for the executive officers who have employment agreements subject to a fixed period of time and third–party service-providers who may also have contracts providing for a fixed period of time, your employment is “at-will” and the Offer does not change the “at-will” nature of your employment. Your employment may be terminated by us or by you at any time, including prior to the Expiration Date or the date the shares of Common Stock are issued, for any reason, with or without cause.

The Expiration Date of the Offer is currently set as December 30, 2010, but we may extend the Expiration Date of the Offer to a later time and/or date. If we extend the Offer, the term Expiration Date will refer to the latest time and date at which the Offer expires. See Section 14, Extension of the Offer; Termination; Amendment, for a description of our rights to extend, delay, terminate and amend the Offer.

We plan to publish a notice by email if we decide to amend the Offer and take any of the following actions: (i) increase or decrease what we will give you in exchange for your options, (ii) increase or decrease the number of options that can be exchanged in the Offer, (iii) adjust the exchange ratio to reflect any stock dividends, stock splits and similar changes in capitalization that may occur before the Expiration Date, or (iv) extend or terminate the Offer (although no such events are currently contemplated). If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an amendment, we also intend to extend the Offer for a period of ten (10) business days after the date the notice is published.

2.	PURPOSE OF THE OFFER.

Like many companies in our industry, we have granted stock options to our employees, directors and third-party service-providers. Each stock option award specifies the exercise price that the option holder, or optionee, must pay to purchase shares of Common Stock when the option is exercised. The exercise price per share is set in accordance with the terms of the applicable equity incentive plan under which the option is granted, and which typically is the closing market price of a share of our Common Stock on the date the option is granted. Thus, an employee receives value only if he or she exercises an option and later sells the purchased shares at a price that exceeds the option’s exercise price.

Like many technology companies, our stock price has experienced a sharp decline in value and significant volatility during the last several years. Consequently, many of our employees hold options with exercise prices significantly higher than the current market price of our Common Stock. As of November 18, 2010, eligible participants under the Eligible Plans held options to purchase approximately 117,290 shares, with exercise prices ranging from $5.70 to $236.46 per share, while the closing price of our common stock on the Nasdaq Global Market on the same date was $5.76 per share. Of the total options held by eligible participants, 69,562 options had exercise prices greater than $10.00 per share. We believe that these “out of the money” options are no longer effective as performance and retention incentives, and that to enhance long-term stockholder value we need to maintain competitive employee compensation and incentive programs. An equity stake in our success is a critical component of these programs. We believe the Offer will provide us with an opportunity to restore to eligible employees a meaningful opportunity to participate economically in our future growth and success.

In addition, many of the options have been out of the money for an extended period of time and, therefore, have not been exercised. As a result, we have developed a significant stock option “overhang” consisting of options which we believe are not serving their intended purpose of incentivizing employees. All options surrendered in the Offer will be returned to the Eligible Plan from which they had been issued. Assuming that 100% of eligible participants tender all of their eligible options in the Offer, then options covering approximately 69,562 shares would be surrendered and cancelled, while Common Stock covering approximately 22,419 shares would be issued, resulting in a net reduction of approximately 47,143 shares subject to outstanding awards. The actual reduction in our overhang that results from the Offer could differ materially from the example in the preceding sentence and is dependent on a number of factors, including the actual level of participation by eligible participants in the Offer.

We believe that the Offer will permit us:

•	to provide the incentives to our employees, directors and third-party service-providers that were intended when the options were initially granted; and

•	to meaningfully reduce the number of our shares that are subject to outstanding options that have high exercise prices and may be viewed by our stockholders as potentially dilutive.

In designing the terms of the Offer and recommending its approval by our Board of Directors, our Compensation Committee took into account its philosophy of shifting from the exclusive use of stock options to using a mix of stock options and other equity-based incentives, such as Common Stock units, to provide long-term equity incentives to our employees. By granting replacement awards consisting of Common stock rather than new, at-the-money stock options, our Compensation Committee seeks to strengthen our equity-based retention incentives, while further aligning our existing equity compensation programs with our compensation philosophy.

Except as otherwise disclosed in this Offer to Exchange or in our filings with the SEC, we presently have no plans, proposals or negotiations that relate to or would result in:

(a)
any extraordinary transaction, such as a merger, reorganization or liquidation, involving us, except for the intended re-incorporation of PhotoMedex in the State of Nevada and out of the State of Delaware, an event which is not expected to have any effect on the options or the replacement shares of Common Stock;

(b)	any purchase, sale or transfer of a material amount of our assets;

(c)	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d)	any other material change in our corporate structure or business;

(e)	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended;

(f)	the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended, or the delisting of any equity security of ours from Nasdaq;

(g)	the acquisition by any person of a material additional amount of our securities, or the disposition of a material amount of our securities; or

(h)	any material change in our charter, bylaws or composition of our present Board of Directors, or other actions that could impede the acquisition of control of us.

In the ordinary course of business, from time to time, we evaluate acquisition opportunities. These transactions may be announced or completed in the ordinary course of business during the pendency of the Offer, but there can be no assurance that an opportunity will be available to us or that we will choose to take advantage of an opportunity.

Neither we nor our Board of Directors makes any recommendation as to whether you should exchange your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and to consult your own legal, investment and/or tax advisors. You must make your own decision whether to exchange your options.

3.	PROCEDURES.

Making Your Election. To make your election to accept or reject the Offer, you must make your election and submit the Election Form in accordance with its instructions to the Exchange Administrator via hand delivery or facsimile to (215) 619-3209 before the Expiration Date. You do not need to return your stock option agreements for your options to effectively elect to accept the Offer as they will be automatically cancelled if we accept your options for exchange. You will be required to return your stock option agreements only upon our request.

The delivery of the Election Form and any other required documents are at the sole risk of the eligible participant exchanging the options. Delivery will be deemed made only when actually received by the Exchange Administrator. No late deliveries will be accepted.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to options and the validity, form, eligibility (including time of receipt) and acceptance of any Election Form. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Election Form or otherwise in the exchange of any options, and no one will be liable for failing to give such notice. Our determination of these matters will be final and binding on all parties. We may reject any Election Form or option that is exchanged to the extent that we determine it was not properly executed or delivered or to the extent that we determine it is unlawful to accept the option that is exchanged. We may waive any of the conditions of the Offer or any defect or irregularity in any Election Form with respect to any particular options or any particular optionee. No options will be accepted for exchange until all defects or irregularities have been cured by the optionee exchanging the options, or waived by us, prior to the Expiration Date. We will not accept any alternative, conditional or contingent exchanges.

Our Acceptance Constitutes an Agreement. If you elect to exchange your options and you exchange your options according to the procedures described above, you will have accepted the Offer. Our acceptance of options that are properly exchanged will form a binding agreement between us and you on the terms and subject to the conditions of the Offer (See Section 6, Conditions of the Offer). Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept on or promptly after the Expiration Date of the Offer all options that are properly submitted to be exchanged and have not been validly withdrawn.

4.	CHANGE IN ELECTION.

You may only change your election by following the procedures described in this Section 4. You may change your election at any time before the Expiration Date.

To withdraw your election regarding options you previously elected to exchange, you must deliver a signed and dated replacement Election Form in accordance with its instructions to the Exchange Administrator via hand delivery or facsimile to (215) 619-3209, before the Expiration Date. The replacement Election Form can be obtained from the Exchange Administrator at (215) 619-3209. To change your mind and re-accept the Offer following your delivery of a signed and dated Election Form and Information Sheet that withdrew an option grant from the Offer, you must deliver a signed and dated new Election Form as described in Section 3, Procedures. You must indicate on the new Election Form that it replaces a previously submitted Election Form, by checking the appropriate space provided on the Information Sheet. Upon the receipt of the new Election Form, the previously submitted Election Form will be disregarded and will be considered replaced in full by the new Election Form. The last Election Form delivered by you as described above prior to the Expiration Date will be treated as your final election with respect to the Offer.

The delivery of Election Forms and any other required documents are at the sole risk of the option holder. Delivery will be deemed made only when actually received by the Exchange Administrator. No late deliveries will be accepted.

5.	ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF COMMON STOCK.

On the terms and subject to the conditions of the Offer, we currently expect that promptly after the Expiration Date, we will accept for exchange and cancel all options properly exchanged and not validly withdrawn before the Expiration Date in accordance with the Offer. The Common Stock is expected to be granted shortly after the Expiration Date.

    The ratio of shares subject to options cancelled to replacement shares of Common Stock issued varies according to the grant date of the option. The exchange ratios are set forth in Schedule A attached hereto. For example, if an employee holds options to purchase 1,000 shares of Common Stock granted on February 17, 2009 at an exercise price of $12.30 per share, he or she would be entitled to exchange that option for 671 shares of Common Stock (i.e., 1,000 shares x 0.6711 the applicable exchange ratio per Schedule A, rounded down).

A listing of all of your options is included in the Information Sheet attached to your Election Form.  A copy of the listing can also be obtained by contacting the Exchange Administrator and requesting a listing of your stock options in PhotoMedex. If you are an employee of ours (including an employee on a leave of absence) as of the Expiration Date but are not employed continuously by us (including on a leave of absence) through the Expiration Date, you will not be permitted to exchange your options and will continue to hold those options subject to their existing terms.

We will notify you as promptly as practicable after the Expiration Date if we reject your election to exchange your options. After you deliver an Election Form, you will receive an email confirmation that will confirm your election and state where you can find information regarding the number of shares of Common Stock that we will grant to you. Similarly, after you deliver a replacement Election Form, you will receive an email confirmation that will confirm your election to withdraw your options from the Offer.

6.	CONDITIONS OF THE OFFER.

We will not be required to accept any Option that you elect to exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Option that you elect to exchange, in each case at any time on or before the Expiration Date, if we determine that any event has occurred and, in our reasonable judgment, such event makes it inadvisable for us to proceed with the Offer or to accept and cancel options that you elect to exchange, including:

•	any change or changes in the applicable accounting rules that cause the Offer to subject us to adverse accounting treatment;

•
any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the options, the issuance of Common Stock, or otherwise relates to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects or materially impair the benefits we believe we will receive from the Offer; or any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency, tribunal or any person that, in our reasonable judgment, would or might directly or indirectly:

(a)	make it illegal for us to accept some or all of the options or to issue some or all of the Common Stock, otherwise restrict or prohibit consummation of the Offer or otherwise relate to the Offer;

(b)	delay or restrict our ability, or render us unable, to accept the options for exchange and cancellation or to issue Common Stock for some or all of the exchanged options;

(c)	materially impair the benefits we believe we will receive from the Offer; or

(d)	materially and adversely affect our business, condition (financial or other), income, operations or prospects;

•	there is:

(a)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter markets; or

(b)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

(a)
any person, entity or group, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date;

(b)
any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date has acquired or proposed to acquire beneficial ownership of an additional 1% or more of the outstanding shares of our common stock; or

(c)
any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities; and

•	any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

The conditions to the Offer are for our benefit. We may assert them in our discretion before the Expiration Date and we may waive them at any time and from time to time, whether or not we waive any other condition to the Offer.

Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.

If your employment with us terminates for any reason after you tender your options but prior to the Expiration Date, you will not be eligible to participate in the Offer, and your election to tender your options will be disregarded. In that case, you will continue to hold your options subject to their existing terms (including, without limitation, the vesting provisions of your option and any applicable period following termination of employment in which you must exercise your option).

7.	PRICE RANGE OF COMMON STOCK.

The options subject to the Offer are not publicly traded. However, upon exercise of an option, the option holder becomes a holder of our Common Stock. Our Common Stock is listed on the Nasdaq Global Market under the symbol “PHMD”. The table below sets forth for the quarters indicated, the reported high and low sale prices of our Common Stock as reported on the Nasdaq Global Market. The prices below also reflect the 1-for-7 reverse split of our Common Stock effected on January 26, 2009 and the 1-for-6 reverse split effected on February 3, 2010.

	High	Low
Year Ended December 31, 2008
First Quarter	$48.30	$33.60
Second Quarter	$40.32	$23.10
Third Quarter	$33.60	$13.02
Fourth Quarter	$18.40	$5.46
Year Ended December 31, 2009
First Quarter	$22.80	$8.16
Second Quarter	$12.30	$5.52
Third Quarter	$6.42	$3.96
Fourth Quarter	$5.82	$3.78
Year Ending December 31, 2010
First Quarter	$13.80	$5.70
Second Quarter	$6.20	$4.76
Third Quarter	$6.15	$4.84
Fourth Quarter (through December 1, 2010)	$10.70	$5.11

8.	RESTRICTIONS ON RESALE; HOLDING PERIOD; AFFILIATES

The Common Stock to be issued will be registered under the Securities Act. As soon as it is so registered, you should generally be free to sell the shares of stock. If, however, you are an “affiliate” of the Company, as described below, you may be subject to restrictions on the sale or transfer of the shares.

“Affiliates” of PhotoMedex are subject to more stringent rules. (The term applies principally to directors, executive officers and major stockholders). Generally, an “affiliate” must also hold shares for six months, but the volume of shares an affiliate may sell during any three-month period is limited to the greater of (i) one percent of the outstanding shares, and (ii) the average weekly trading volume during the preceding four weeks. Also, affiliates are subject to certain “manner of sale” rules and filing requirements. If you believe you may be an affiliate, you should consult your own legal counsel as to the requirements for sale. There may also be rules under Section 16(b) of the Securities Exchange Act of 1934, as amended, that may affect when you time the trading of your shares.

9.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF COMMON STOCK.

Each share of Common Stock issued in the Offer will be fully vested upon issuance, which is expected to be shortly after the Expiration Date.

Common Stock issued in the Offer will be granted pursuant to the PhotoMedex 2005 Equity Compensation Plan. As of November 18, 2010, there were approximately 525,763 shares available for grant under that Plan and outstanding options to purchase 109,237 shares of our Common Stock. Assuming all eligible participants exchange all their eligible options, then options covering approximately 69,562 shares would be surrendered and cancelled, while Common Stock covering approximately 22,419 shares would be issued, resulting in a net reduction of approximately 47,143 shares subject to outstanding awards. If all of the shares of Common Stock offered are issued, they would represent less than 5% of the total shares of our Common Stock outstanding as of November 18, 2010.

10.	INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE OPTIONS.

A list of our directors and executive officers is attached to this Offer to Exchange as Schedule B, Information About Our Directors and Executive Officers. As of the close of business on December 1, 2010, our directors and executive officers as a group held options outstanding to purchase a total of 37,126 shares of our Common Stock which were granted under the Eligible Plans and which had exercise prices greater than $10.00 per share. This represented approximately 53% of the shares subject to all options outstanding as of the same date that had exercise prices greater than $10.00 per share. All current members of our Board of Directors and our executive officers are eligible to participate in the Offer and exchange their eligible options for shares of Common Stock.

During the past sixty (60) days, we have not issued any options and no options have been exercised. Neither we, nor, to the best or our knowledge, any member of our Board of Directors or any of our executive officers, engaged in transactions involving options during the past sixty (60) days. We anticipate issuing in December 2010 approximately 51,430 shares of our Common Stock under the 2005 Equity Compensation Plan to non-employee directors in liquidation of $360,000 of directors’ fees accrued through September 30, 2010. We also anticipate awarding 100,000 restricted shares of Common Stock to each of Messrs. McGrath and Stewart in December 2010 under the 2005 Equity Compensation Plan.

Except as otherwise described in this Offer to Exchange or in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2009, and other than outstanding stock options and other stock awards granted from time to time to certain of our employees (including our executive officers) and current members of our Board of Directors under our equity incentive plans, neither we nor, to our knowledge, any of our executive officers or current members of our Board of Directors are a party to any agreement, arrangement or understanding with respect to any of our securities, including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

11.	STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER

Eligible options surrendered in the Offer will be returned to the Eligible Plan from which the options had been issued. Assuming that all eligible participants exchange all of their eligible options, then eligible options covering approximately 69,562 shares as of November 18, 2010 would be surrendered and cancelled, while Common Stock covering approximately 22,419 shares would be issued out of the 2005 Equity Compensation Plan, resulting in a net reduction of approximately 47,143 shares subject to outstanding awards. The actual reduction in our overhang that results from the Offer could differ materially from the example in the preceding sentence and is dependent on a number of factors, including the actual level of employee participation in the Offer.

12.	LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options and the grant of Common Stock as described in the Offer. If any other approval or action should be required, we presently intend to seek such approval or take such action. This could require us to delay the acceptance of any options that you elect to exchange. We may not be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept exchanged options and to issue Common Stock is subject to conditions, including the conditions described in Section 6, Conditions of the Offer.

13.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. THIS ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF PARTICIPATION IN THE COMPANY’S EQUITY INCENTIVE PLANS. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The U.S. federal income tax consequences of the Offer under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the Offer. This summary is not intended to be exhaustive and, among other considerations, does not describe state, local, or international tax consequences.

We recommend that you consult your own tax advisor with respect to the United States federal, state and local tax consequences of participating in the Offer, as well as any international tax rules that may apply, as the tax consequences to you are dependent on your individual tax situation.

Common Stock

If you participate in this Offer, you will generally recognize income equal to the value of the shares of Common Stock received, and we will generally have a corresponding deduction at the time you recognize income. When shares of Common Stock are delivered to you, you must make adequate provision for any sums required to satisfy applicable federal, state, local and foreign tax withholding obligations. If you are an employee of the Company, we may require you to satisfy the applicable tax withholding requirements through payroll withholding or otherwise. Alternatively, we may elect to deduct from the shares of Common Stock that would otherwise be issued in settlement of Common Stock the appropriate number of whole shares, valued at their then Fair Market Value, to satisfy our tax withholding obligations at the applicable minimum statutory withholding rate.

Stock Options

If you participate in the Offer, your options will be exchanged for Common Stock. So that you are able to compare the tax consequences of Common Stock to that of your options, we have included the following summary as a reminder of the tax consequences generally applicable to options under U.S. federal tax law.

Incentive Stock Options

Under current U.S. federal tax law, an option holder will not recognize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not recognize income for ordinary income tax purposes upon the exercise of an incentive stock option. However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Among other limitations and restrictions imposed on incentive stock options, the tax laws require that an incentive stock option be exercised within certain specified periods following the termination of the option holder’s employment. If the option is not exercised within the prescribed period, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to non-statutory stock options. Please see the discussion below for details regarding the tax treatment of non-statutory stock options.

If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

•	more than two years after the date the incentive stock option was granted; and

•	more than one year after the date the incentive stock option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be taxable as ordinary income to the option holder at the time of the disposition.

If the sales price in a disqualifying disposition exceeds the fair market value of the option shares on the date the option was exercised, then the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will generally be entitled to a deduction equal to the amount of ordinary income taxable to the option holder.

Non-statutory Stock Options

Under current U.S. federal tax law, an option holder generally will not recognize taxable income upon the grant of a non-statutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant. However, when an option holder exercises the option, the excess of the fair market value of the shares subject to the option on the date of exercise over the exercise price of the option will be compensation income taxable to the option holder and subject to applicable tax withholding. We will generally be entitled to a deduction equal to the amount of compensation income taxable to the option holder, provided we shall have fulfilled our obligation to withhold applicable taxes. Upon disposition of the shares, any gain or loss is treated as capital gain or loss.

14.	EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

We may at any time, and from time to time, extend the period of time during which the Offer is open and delay accepting any options tendered for exchange by announcing the extension and/or giving oral or written notice of the extension to you.

Prior to the Expiration Date, we may postpone accepting and canceling any options or terminate or amend the Offer if any of the conditions specified in Section 6, Conditions of the Offer, occurs. In order to postpone accepting or canceling, we must announce the postponement and give oral or written notice of the postponement to you. Our right to delay accepting and canceling options may be limited by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, which may require that we pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the Offer.

As long as we comply with any applicable laws, we may amend the Offer. We may amend the Offer at any time by announcing an amendment. If we extend the length of time during which the Offer is open, notice of the amendment will be issued no later than
6:00 a.m., Pacific Standard Time, on the next business day after the last previously scheduled or announced Expiration Date. Any announcement relating to the Offer will be sent promptly to you in a manner reasonably designed to inform you of the change.

In addition, although we do not anticipate that the staff of the SEC will require us to materially modify the terms of the Offer, it is possible that we may need to alter the terms of the Offer to comply with comments from the staff.

If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d) (2) and 13e-4(e) (3) under the Securities Exchange Act of 1934. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions: (i) increase or decrease what we will give you in exchange for your options, (ii) increase or decrease the number of options that can be exchanged in the Offer; (iii) adjust the exchange ratio to reflect any stock dividends, stock splits and similar changes in capitalization that may occur before the Expiration Date; or (iv) extend or terminate the Offer.

    If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an amendment, we also intend to extend the Offer so that it is open for at least a period of ten (10) business days after the date the notice is published. A business day means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.

15.	FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person asking holders of options to exchange such options pursuant to this Offer.

16.	INFORMATION ABOUT US.

PhotoMedex, Inc. (and its subsidiaries) (the “Company”) is a Global Skin Health Solutions™ company that provides integrated disease management and aesthetic solutions through complementary laser and light-based devices, science-based aesthetic products and pharmaceuticals. Through its historical relationships with dermatologists and plastic surgeons, the Company provides products and services that address skin diseases and skin conditions. These diseases and conditions include psoriasis, vitiligo, acne, and sun damage. The Company’s experience in addressing these diseases and conditions in the physician market has allowed it to expand its products and services to provide skin health solutions to the indoor tanning and spa markets and the in-store, on-line and television retail consumer markets for home use.

The Company’s current strategic focus is built upon four key components – establishment of a single sales force focused on superior skin health expertise, expanded international capabilities, the development of alternate channels for its varied product lines and a renewed commitment to innovation of its technologies. Based upon this strategic focus, beginning in 2010, management has updated the segments that the Company now currently operates. There are now four distinct business units, or segments: three in Dermatology – Physician Domestic, Physician International, and Other Channels; and one in Surgical – Surgical Products. The segments are distinguished by the Company’s management structure and the markets or customers served.

The Physician Domestic segment generates revenues by selling XTRAC® treatments and lasers, skincare and LED products. The Physician International segment generates revenues by selling dermatology equipment and skincare and LED products to international physicians through distributors. The Other Channels segment generates revenues by selling skincare and LED products to indoor tanning and spa markets and on-line and television retail consumer markets for home use. The Surgical Products segment generates revenues by selling laser and non-laser products including disposables to hospitals and surgery centers both domestically and internationally.

    Please see Section 17, Additional Information, for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

17.	ADDITIONAL INFORMATION.

We have filed a Tender Offer Statement on Schedule TO with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, before making a decision on whether to tender your options.

We also recommend that you review the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

(a)	Annual Report on Form 10-K for the year ended December 31, 2009;
(b)	Quarterly Reports for the three months ended March 31, 2010; for the six months ended June 30, 2010; and the nine months ended September 30, 2010;
(c)
Our Registration Statement on Form S-1 filed with the SEC on December 31, 2009 (Commission File No. 333-164089), including the nine amendments thereto, the last being filed under Form S-1/A on May 3, 2010; and

(d)
our Proxy Statement dated September 28, 2010 and filed under Schedule DEF 14A with the SEC on September 28, 2010, in which document, among other things, the Company secured stockholder approval to effect the option exchange program described in the Offer.

The SEC file number for these filings is 0-11365. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s Public Reference Room at 100 F Street NE, Washington, DC 20549. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

We will also provide without charge to each recipient of this Offer, upon his or her written or oral request, a copy of this Offer to Exchange or any or all of the documents to which we have referred you, other than exhibits to those documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to: PhotoMedex, 147 Keystone Drive, Montgomeryville, PA 18936, or by telephoning us at (215) 619-3278 between the hours of 9:00 a.m. and 5:00 p.m., U.S. Eastern Daylight Savings Time.

The information about us contained in this Offer to Exchange should be read together with the information contained in the documents to which we have referred you.

18.	MISCELLANEOUS.

This Offer to Exchange, including the Section entitled “Risks of Participating in the Offer,” and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. However, the safe harbors of Section 27A of the Securities Act and 21E of the Securities Exchange Act of 1934 do not apply to statements made in connection with the Offer. These forward-looking statements, which can be identified by words such as “anticipates,” “expects,” “believes,” “plans,” “predicts,” and similar terms, involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 23, 2010 and including those described in our Form S-1 Registration Statement filed with the SEC on December 31, 2009, and amendments thereto. Forward-looking statements are not guarantees of future performance and our actual results may differ significantly from the results discussed in the forward-looking statements. We encourage you to review the risk factors contained in the Section entitled “Risks of Participating in the Offer” of this Offer to Exchange, and our Annual Report on Form 10-K for the year ended December 31, 2009.

If at any time we become aware of any jurisdiction where the making of the Offer violates the law, we will make a good faith effort to comply with the law. If we cannot comply with the law, the Offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction.

WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE AND DOCUMENTS TO WHICH WE HAVE REFERRED YOU. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US. YOU ARE URGED TO EVALUATE ALL OF THE INFORMATION IN THIS OFFER AND TO CONSULT YOUR OWN LEGAL, INVESTMENT AND/OR TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO EXCHANGE YOUR ELIGIBLE OPTIONS.

SCHEDULE A
EXCHANGE RATIOS FOR EACH DISCRETE ISSUE DATE OF ELIGIBLE OPTIONS

Issue Date of Option	Expiration Date of Option	Option Exercise Price	Expected Life of Option in Years	Per share fair value of 1 Option	Exchange ratio: no. Shares for 1 Option
12/13/2000	12/13/2010	$44.94	0.07	$0.00	min 1 sh
1/2/2001	1/2/2011	$236.46	0.12	$0.00	min 1 sh
3/12/2001	3/12/2011	$62.58	0.32	$0.00	min 1 sh
5/23/2001	5/23/2011	$72.24	0.51	$0.00	min 1 sh
11/28/2001	11/28/2011	$82.32	1.03	$0.01	min 1 sh
1/2/2002	1/2/2012	$77.70	1.12	$0.01	min 1 sh
5/20/2002	5/19/2012	$115.92	1.50	$0.01	min 1 sh
5/21/2002	5/20/2012	$115.50	1.51	$0.01	min 1 sh
12/3/2002	12/2/2012	$93.24	2.04	$0.50	0.0864
1/2/2003	1/2/2013	$80.64	2.12	$0.72	0.1258
5/20/2003	5/19/2013	$82.32	2.50	$0.87	0.1511
6/23/2003	6/22/2013	$74.76	2.59	$0.98	0.1704
11/17/2003	11/16/2013	$64.68	2.99	$1.17	0.2033
12/15/2003	12/14/2013	$69.30	3.07	$1.14	0.1971
1/2/2004	1/2/2014	$102.48	3.12	$0.85	0.1475
2/23/2004	2/22/2014	$70.56	3.26	$1.14	0.1987
5/19/2004	5/19/2014	$70.56	3.50	$1.17	0.2037
9/28/2004	9/28/2014	$98.70	3.86	$0.97	0.1681
3/1/2005	3/1/2015	$102.90	4.29	$1.03	0.1795
1/1/2006	1/1/2016	$72.24	5.12	$1.45	0.2524
1/10/2006	1/10/2011	$72.24	.14	$0.00	min 1 sh
1/10/2006	1/10/2016	$72.24	5.14	$1.46	0.2542
2/28/2006	2/28/2016	$93.66	5.28	$1.26	0.2180
3/10/2006	3/10/2016	$93.66	5.31	$1.26	0.2192
4/27/2006	4/27/2016	$80.64	5.44	$1.41	0.2445
5/24/2006	5/24/2016	$66.36	5.52	$1.58	0.2750
5/25/2006	5/25/2016	$68.46	5.52	$1.56	0.2702
5/30/2006	5/30/2016	$69.30	5.53	$1.55	0.2683
6/5/2006	6/5/2016	$65.94	5.55	$1.62	0.2812
8/1/2006	8/1/2016	$60.90	5.70	$1.72	0.2983
8/7/2006	8/7/2016	$51.24	5.72	$1.88	0.3268
10/2/2006	10/2/2016	$77.70	5.87	$1.54	0.2670
11/20/2006	11/20/2016	$46.62	6.01	$2.03	0.3526
1/1/2007	1/1/2017	$46.62	6.12	$2.10	0.3637
1/23/2007	1/23/2017	$47.46	6.18	$2.10	0.3651
1/30/2007	1/30/2017	$47.88	6.20	$2.10	0.3640
5/1/2007	5/1/2017	$51.24	6.45	$2.11	0.3666
6/4/2007	6/4/2017	$50.40	6.54	$2.14	0.3719
7/16/2007	7/16/2017	$52.92	6.66	$2.14	0.3724
7/31/2007	7/31/2017	$47.88	6.70	$2.25	0.3912
11/26/2007	11/26/2017	$33.18	7.02	$2.67	0.4638
12/17/2007	12/17/2017	$44.94	7.08	$2.40	0.4173
1/1/2008	1/1/2018	$39.90	7.12	$2.52	0.4378
1/17/2008	1/17/2018	$37.80	7.16	$2.58	0.4477
2/1/2008	2/1/2018	$37.38	7.20	$2.59	0.4502
2/4/2008	2/4/2018	$37.80	7.21	$2.59	0.4495
2/25/2008	2/25/2018	$44.94	7.27	$2.43	0.4219
3/17/2008	3/17/2018	$39.06	7.33	$2.58	0.4483
3/31/2008	3/31/2018	$38.64	7.37	$2.62	0.4544
7/14/2008	7/14/2018	$25.20	7.66	$3.09	0.5356
9/29/2008	9/29/2018	$18.06	7.86	$3.44	0.5973
10/28/2008	10/28/2018	$10.92	7.94	$3.89	0.6761
11/3/2008	11/3/2018	$15.54	7.96	$3.59	0.6239
1/1/2009	1/1/2019	$11.76	8.12	$3.86	0.6700
1/5/2009	1/5/2019	$13.86	8.13	$3.72	0.6461
1/12/2009	1/12/2019	$14.28	8.15	$3.70	0.6423
2/17/2009	2/17/2019	$12.30	8.25	$3.87	0.6711
2/23/2009	2/23/2019	$12.48	8.26	$3.87	0.6724
3/9/2009	3/9/2019	$10.02	8.31	$4.14	0.7182

A-1

SCHEDULE B
INFORMATION ABOUT OUR DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is information regarding the members of the Company’s Board of Directors and its executive officers.

Name	Position	Age
Richard J. DePiano	Non-Executive Chairman of the Board of Directors	69
James W. Sight	Non-Executive Vice Chairman of the Board of Directors (since May 26, 2010)	55
Christina L. Allgeier	Vice President and Chief Financial Officer	38
David W. Anderson	Director	58
Stephen P. Connelly	Director	59
Paul J. Denby	Director (since May 26, 2010)	56
Leonard L. Mazur	Director	65
Dennis M. McGrath	President, Chief Executive Officer and Director	53
Alan R. Novak	Director	76
Michael R. Stewart	Executive Vice President and Chief Operating Officer	53

Directors and Executive Officers

Richard J. DePiano was appointed to our Board of Directors in May 2000 and was unanimously elected to serve as Non-Executive Chairman of the Board on January 31, 2003. Mr. DePiano has been a director of Escalon Medical Corp., a publicly traded healthcare business specializing in the development and marketing of ophthalmic devices and pharmaceutical and vascular access products, since February 1996 and has served as its Chairman and Chief Executive Officer since March 1997. Mr. DePiano has been the Chief Executive Officer of the Sandhurst Company, L.P. and Managing Director of the Sandhurst Venture Fund since 1986. Mr. DePiano was also the Chairman of the Board of Directors of SLT prior to our acquisition of SLT. Mr. DePiano serves on the Board of Trustees for Drexel University and Salus University. Mr. DePiano brings professional experience and executive management experience with a healthcare company to the Board.

James W. Sight was appointed to our Board of Directors on May 26, 2010. He serves as Vice Chairman. Mr. Sight, an investor serving on the board of directors of various other public companies, has over 20 years of experience in corporate restructurings and financings, which will be of value to the Company. Within his experience Mr. Sight has, since November 2007, been a significant shareholder of Feldman Mall Properties, Inc., a real estate investment trust formerly listed on the New York Stock Exchange under the symbol FLMP, and served in the office of the REIT’s President; acted since 1998 to the present as a consultant to LSB Industries (NYSE: LXU); and from 1995 to 2006, was a large shareholder in Westmoreland Coal (AMEX: WLB), active on its board of directors in directing the reorganization of the company and its emergence from Chapter 11.

Christina L. Allgeier was appointed as our Vice President and Chief Financial Officer in November 2009. Prior to this time, Ms. Allgeier served as our corporate controller since December 2002. Ms. Allgeier graduated with a B.S. in accounting from Penn State University. Ms. Allgeier holds a license from the Commonwealth of Pennsylvania as a certified public accountant.

    David W. Anderson was appointed to our Board of Directors on September 28, 2004. Mr. Anderson has been the President and Chief Executive Officer of Gentis, Inc. since November 2004. He has over twenty years of entrepreneurial management experience in the medical device, orthopedics and pharmaceutical field. He has served as President and CEO of Sterilox Technologies, Inc., the world’s leader in the development and marketing of non-toxic biocides; Bionx Implants, Inc., a publicly traded orthopedic sports medicine and trauma company, and Kensey Nash Corporation, a publicly traded cardiology and biomaterials company. In addition, Mr. Anderson was previously Vice President of LFC Financial Corp., a venture capital and leasing company, where he was responsible for LFC’s entry into the healthcare market; and was a founder and Executive Vice President of Osteotech, Inc., a high-technology orthopedic start-up. Mr. Anderson is also on the Board of Directors of Vision Sciences, Inc. (Nasdaq: VSCI). Mr. Anderson has executive experience in variety of healthcare companies, which makes him a valuable member of our Board of Directors.

B-1

Stephen P. Connelly was appointed to our Board of Directors on May 3, 2007. Mr. Connelly joined Viasys Healthcare, Inc., a medical technology and device company in August 2001 and served as President and Chief Operating Officer from November 2002 until August 2004. In addition, Mr. Connelly was formerly Senior Vice President and General Manager of the Americas as well as a member of the Executive Committee of Rhone Poulenc Rorer. Mr. Connelly’s broad background includes over twenty-five years of experience in the planning, development and management of rapid-growth marketing-driven businesses in the medical device and pharmaceutical fields. Since 1999, Mr. Connelly has been an adjunct professor at St. Joseph’s University, teaching international management and global strategy in the MBA program in the Haub School of Business. In addition, Mr. Connelly has a diverse and comprehensive business background, with expertise in such areas as strategic and tactical business development, joint ventures, mergers, acquisitions and corporate partnering, structuring and finance. Mr. Connelly is well-versed in every aspect of marketing, sales, general management, research and development of high-technology products and processes. Mr. Connelly possesses extensive international experience, having lived in Asia and having had operational P&L responsibility in many developed countries. Mr. Connelly has executive experience in seasoned healthcare companies, with particular expertise in international dealings, making him well qualified to serve on our Board of Directors.

Paul J. Denby was appointed to our Board of Directors on May 26, 2010. Mr. Denby has over 30 years of experience, through Denby Enterprises, Inc., in the professional hair care industry. He has represented over 100 companies covering a gamut of professional appliances, cosmetics, and skincare products. Mr. Denby has served some of the largest beauty companies in the industry, in such capacities as: sales manager and direct agent in marketing, merchandising, positioning and promoting their products. Mr. Denby has extensive experience in sales and marketing of dermatological products, allowing him to provide valuable advice as a member of our Board of Directors.

Leonard L. Mazur was appointed to our Board of Directors on May 13, 2009. Mr. Mazur is the co-founder of Triax Pharmaceuticals, LLC, or Triax, where he has served as Chief Operating Officer since January 2005. Prior to joining Triax, he was the founder and, from 1995 to 2005, Chief Executive Officer of Genesis Pharmaceutical, Inc., a skincare company that dispenses products through dermatologists’ offices. In addition, Mr. Mazur has extensive sales, marketing and business development experience from his tenures at Medicis Pharmaceutical Corporation, ICN Pharmaceuticals, Inc.. Knoll Pharma (a division of BASF), and Cooper Laboratories, Inc. Mr. Mazur is a member of the Board of Trustees of Manor College in Jenkintown, PA. Mr. Mazur has entrepreneurial experience in the healthcare industry, and his experiences in marketing and with dermatological products make him a valuable member of our Board of Directors.

Alan R. Novak was appointed to our Board of Directors in October 1997. Since 1969, Mr. Novak has been active as Chairman of Lano International, Inc., a real estate development company. Mr. Novak is a graduate of Yale University, Yale Law School and Oxford University as a Marshall Scholar. Mr. Novak practiced law at Cravath, Swaine & Moore and Swidler & Berlin, Chartered. His public service includes three years as an officer in the U.S. Marine Corps, a U.S. Supreme Court clerkship with Justice Potter Stewart, Senior Counsel to Senator Edward M. Kennedy, Senior Executive Assistant to Undersecretary of State, Eugene Rostow and the Executive Director of President Johnson’s Telecommunications Task Force. Mr. Novak was appointed by President Carter and served for five years as Federal Fine Arts Commissioner. Mr. Novak brings professional experience to the Board and business experience from the vantage point of a non-healthcare company, allowing him to provide our Board of Directors with a valuable outside perspective.

Dennis M. McGrath was appointed as our President, Chief Executive Officer and a director in July 2009. Mr. McGrath also served as our Chief Financial Officer and Vice President—Finance and Administration from January 2000 through November 2009. Mr. McGrath has held several senior level positions including, from February 1999 to January 2000, serving as the Chief Operating Officer of Internet Practice, the largest division for AnswerThink Consulting Group, Inc., a public company specializing in business consulting and technology integration. Concurrently, from August 1999 until January 2000, Mr. McGrath served as Chief Financial Officer of Think New Ideas, Inc., a public company specializing in interactive marketing services and business solutions. In addition to the financial reporting responsibilities, Mr. McGrath was responsible for the merger integration of Think New Ideas, Inc. and AnswerThink Consulting Group, Inc. From September 1996 to February 1999, Mr. McGrath was the Chief Financial Officer and Executive Vice-President–Operations of TriSpan, Inc., an internet commerce solutions and technology consulting company, which was acquired by AnswerThink Consulting Group, Inc. in 1999. Mr. McGrath is currently a director of RICOMM Systems, Inc. and Noninvasive Medical Technologies, Inc. Mr. McGrath graduated with a B.S. in accounting from LaSalle University in 1979. Mr. McGrath holds a license from the states of Pennsylvania and New Jersey as a certified public accountant.  Mr. McGrath’s extensive experience in management and finance makes him a valuable member of our Board of Directors.

    Michael R. Stewart was appointed as our Executive Vice President of Corporate Operations on December 27, 2002, immediately following the acquisition of SLT and, on July 19, 2005, he was appointed our Chief Operating Officer. From July 1999 to the acquisition of SLT, Mr. Stewart was the President and Chief Executive Officer of SLT and, from October 1990 to July 1999 he served as SLT’s Vice President Finance and Chief Financial Officer. Mr. Stewart graduated from LaSalle University with a B.S. in accounting and received an M.B.A. from LaSalle University in 1986. Mr. Stewart passed the CPA examination in New York in 1986.

With respect to the incumbent members of the Board of Directors, none of the members has, in the past 10 years, been subject to a federal or state judicial or administrative order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to any legal proceedings, which include judicial or administrative proceedings resulting from involvement in mail or wire fraud or fraud in connection with any business entity or based on violations of federal or state securities, commodities, banking, or insurance laws and regulations, or any settlement to such actions, and any disciplinary sanction or order imposed by a stock, commodities or derivatives exchange or other self-regulatory organization.